Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-267390, 333-265873, 333-285983, and 333-285985) on Forms S-1 and S-3 and (Nos. 333-266958, 333-269816, 333-276459, 333-285655) on Form S-8 of our report dated March 27, 2026, with respect to the consolidated financial statements of Senti Biosciences, Inc..

/s/ KPMG LLP

San Francisco, California
March 27, 2026